[MARKETING NAME]
                                      DATA

PART A -- THIS PART LISTS YOUR PERSONAL DATA.

OWNER:          [JOHN DOE]                        Age: [60]         Sex:  [Male]
ANNUITANT:      [JOHN DOE]                        Age: [60]         Sex:  [Male]

[AVAILABLE ONLY UNDER NQ CONTRACTS/CERTIFICATES]
JOINT OWNER:        [JANE DOE]                    Age: [55]

[APPLICABLE FOR INHERITED IRA CONTRACTS ONLY]

     OWNER: [JOHN DOE JR. AS BENEFICIARY OF JOHN DOE SR'S. [ROTH] IRA] IF THE OWNER IS A TRUST, THEN THE ANNUITANT MUST BE THE OLDEST BENEFICIARY OF THE TRUST.]

               [IF THE OWNER IS THE SOLE SPOUSAL BENEFICIARY UNDER THE DECEASED OWNER'S [ROTH] IRA THEN THE FOLLOWING DESIGNATION WILL APPEAR AFTER THE OWNER'S NAME:]
               ["Special Surviving Spouse"]

     ANNUITANT: [JOHN DOE JR.]                    Age: [60] Sex: [Male]

     DECEASED OWNER OF ORIGINAL [ROTH] IRA:    [John Doe, Sr.]
     DATE OF DEATH OF ORIGINAL [ROTH] IRA OWNER: [xx/xx/xx]

[CONTRACT:  GROUP ANNUITY CONTRACT NO. AC [6725]]
CONTRACT/CERTIFICATE NUMBER:     [00000]

        ENDORSEMENTS ATTACHED:
        [MARKET SEGMENT ENDORSEMENTS]

             [Endorsement Applicable to Non-Qualified Contracts/Certificates Endorsement Applicable to IRA Contracts/Certificates
             Endorsement Applicable to Roth IRA Contracts/Certificates Endorsement Applicable to Defined Contribution Qualified Plan
               Contracts/Certificates
             Charitable Remainder Trust Endorsement]

             [APPLICABLE TO INHERITED IRA ONLY]
             Inherited Traditional IRA Beneficiary Continuation Option ("BCO")
               Endorsement]
             Inherited Roth IRA Beneficiary Continuation Option ("BCO")
               Endorsement
             Endorsement Applicable to Custodial [Roth] IRA

    [INVESTMENT OPTIONS ENDORSEMENTS]
             [Endorsement Applicable to Money Market Dollar Cost Averaging]

    OPTIONAL RIDERS ATTACHED:
             [Guaranteed Minimum Income Benefit Rider
             Guaranteed Minimum Income Benefit Rider With Optional Reset Guaranteed Minimum Death Benefit Rider - Annual Ratchet to Age [85] Guaranteed Minimum Death Benefit Rider - Greater of Roll Up to
                                                      Age [85] or Annual
                                                      Ratchet to Age [85]
             Guaranteed Minimum Death Benefit Rider - Greater of Roll Up to
                                                      Age [85] or Annual
                                                      Ratchet to Age [85]
                                                      With Optional Reset]

2006VDP                                                              Data page 1

                                                                [MARKETING NAME]

         ISSUE DATE:                        [January 1, 2006]
         CONTRACT DATE:                     [January 1, 2006]
         MATURITY DATE:                     [January 1, 2041]

     The Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant's [95th] birthday. (see Section 7.02)

BENEFICIARY:      [JANE DOE]

PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CONTRACT/CERTIFICATE.

GUARANTEED INTEREST OPTION: This Investment Option is not available under this Contract.

CONTRIBUTION LIMITS:       Initial Contribution minimum: [$5,000]
Subsequent Contribution minimum: [$500] Subsequent Contributions can be made until the older of the Annuitant and Owner attain age [86].

[We may refuse to accept any Contribution if the sum of all Contributions under all "Accumulator Series" Contract/Certificates with the same Annuitant or Owner would then total more than [$1,500,000]. [FOR ISSUE AGES 81-85, THE FOLLOWING SENTENCE WILL REPLACE THE FIRST SENTENCE OF THIS PARAGRAPH] [We may refuse to accept any Contribution if the sum of all Contributions under your Contract/Certificate would then total more than $500,000.] We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts/Certificates of which you are Owner or under which you are the Annuitant would total $2,500,000.]

INITIAL CONTRIBUTION RECEIVED:                                      [$10,000.00]

INVESTMENT OPTIONS AVAILABLE.  YOUR INITIAL ALLOCATION IS SHOWN.

    o    VARIABLE INVESTMENT OPTIONS                                 ALLOCATION
         ---------------------------                                -----------
[AXA Aggressive Allocation                                          [$5,000.00]
AXA Conservative Allocation
AXA Conservative-Plus Allocation
AXA Moderate Allocation                                             [$5,000.00]
AXA Moderate-Plus Allocation
EQ/Money Market
Account for Money Market Dollar Cost Averaging]                 ________________
         TOTAL:                                                    [$10,000.00]

The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [49].

2006VDP                                                              Data page 2

                                                                [MARKETING NAME]

TRANSFER RULES (SEE SECTION 4.02): [Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.

We reserve the right to:

     a) limit transfers among or to the Variable Investment Options to no more than once every 30 days,

     b) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,

     c) establish a maximum dollar amount that may be transferred by an owner on any transaction date among Variable Investment Options,

     d) reject transfer requests from a person acting on behalf of multiple contract/certificate owners unless pursuant to a trading authorization agreement that we have accepted.

     e) restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,

     f) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.]

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals: You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal and any withdrawal charge will be taken. The Lump Sum Withdrawal minimum amount is [$300]. [Unless you specify otherwise, withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Variable Investment Options [If there is insufficient value or no value in the Variable Investment Options, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Money Market Dollar Cost Averaging.]]

     [THE FOLLOWING LANGUAGE IS APPLICABLE TO ALL MARKET SEGMENTS EXCEPT QPSystematic Withdrawals: [May not start sooner than 28 days after issue of this Contract/Certificate.]
     You may elect to receive Systematic Withdrawals on a monthly, quarterly or annual basis subject to a maximum of [0.8%] monthly, [2.4%] quarterly and [10.0%] annually of the Annuity Account Value as of the Transaction Date. The Systematic Withdrawal minimum amount is [$250].

     [THE FOLLOWING LANGUAGE IS APPLICABLE TO THE FOLLOWING MARKET SEGMENTS:
     TRADITIONAL IRA, AND QP]
     Automatic Required Minimum Distribution Withdrawals: The Automatic Required Minimum Distribution Withdrawal minimum initial amount is [$250]. See Endorsement Applicable to [Market Segment].

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE (SEE SECTION 5.01):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Contract/Certificate). A request for more than 90% of the Cash Value will be considered a request to withdraw 100% of the Cash Value.

If a withdrawal is made that would result in a Cash Value less than [$500], we will so advise you and have the right to pay you such Value. In that case, this Contract/Certificate will be terminated.

This Contract/Certificate (including any attached Endorsements and Riders) will terminate if there is no Annuity Account Value.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): [Life Annuity 10 Year Period Certain]

2006VDP                                                              Data page 3

                                                                [MARKETING NAME]

[FOR ANNUITY COMMENCEMENT DATE AGES 80 AND GREATER THE "PERIOD CERTAIN" IS AS FOLLOWS]

                   ANNUITIZATION AGE       LENGTH OF PERIOD CERTAIN
                   -----------------       ------------------------
                     [Up to age 79                   10
                     80 through 81                    9
                     82 through 83                    8
                     84 through 86                    7
                     87 through 88                    6
                     89 through 92                    5
                     93 through 95                    4]

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any annuity certain (an annuity form which does not guarantee payments for a person's lifetime) except that, if the period certain is more than five years, the amount applied will be no less than 95% of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06): [6%] per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): [$2,000, as well as minimum of $20 for initial monthly annuity payment.]

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

     (a) Annual Administrative Charge: During the first two Contract Years the charge is equal to the lesser of 2% of your Annuity Account Value or [$30]. Thereafter, the maximum charge is [$30] for each Contract Year. We will deduct a charge on each Processing Date before the deduction of any other charges if your Annuity Account Value is less than [$50,000.] The Administrative Charge will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Contract/Certificate is surrendered.

     (b)  Optional Benefit Charge(s):

          [APPLICABLE TO ALL OPTIONAL BENEFIT CHARGES]
          We will determine and deduct the Optional Benefit Charge(s) shown below, annually from your Annuity Account Value on each Contract Date Anniversary for which the benefit is in effect.

          [IF THE GUARANTEED MINIMUM INCOME BENEFIT RIDER IS ELECTED] Guaranteed Minimum Income Benefit: The charge for this benefit is [0.65%] of the GMIB benefit base.

          [IF THE GUARANTEED MINIMUM INCOME BENEFIT RIDER WITH OPTIONAL RESET IS ELECTED]
          Guaranteed Minimum Income Benefit with Optional Reset: The charge for this benefit is [0.65%] of the GMIB benefit base.

          [IF THE GUARANTEED MINIMUM DEATH BENEFIT RIDER - ANNUAL RATCHET TO AGE [85] IS ELECTED]
          Guaranteed Minimum Death Benefit Annual Ratchet to Age [85]: The charge for this benefit is [0.25%] of the GMDB benefit base.

          [IF THE GUARANTEED MINIMUM DEATH BENEFIT RIDER - GREATER OF [6%] ROLL UP TO AGE [85] OR ANNUAL RATCHET TO AGE [85] DEATH BENEFIT IS ELECTED] Guaranteed Minimum Death Benefit - Greater of [6%] Roll Up to Age [85] or Annual Ratchet to Age [85]: The charge for this benefit is [0.60%] of the GMDB benefit base.


2006VDP                                                              Data page 4

                                                                [MARKETING NAME]

          [IF THE GUARANTEED MINIMUM DEATH BENEFIT RIDER - GREATER OF [6%] ROLL UP TO AGE [85] OR ANNUAL RATCHET TO AGE [85] WITH OPTIONAL RESET DEATH BENEFIT IS ELECTED]
          Guaranteed Minimum Death Benefit -Greater of [6%] Roll Up to Age [85] or Annual Ratchet to Age [85] With Optional Reset: The charge for this benefit is [0.60%] of the GMDB benefit base.

          [APPLICABLE TO ALL OPTIONAL BENEFIT CHARGES]
          This charge will be deducted for the portion of any Contract Year, pursuant to the termination provision of the Rider, in which a Death Benefit is paid pursuant to Section 6.02, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05, or the Contract/Certificate is surrendered pursuant to Section 5.02.

          The above charges will be deducted from the Annuity Account Value in the Variable Investment Options on a pro rata basis. [If there is insufficient value or no value in the Variable Investment Options, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Money Market Dollar Cost Averaging.]

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03): Currently, the number of free transfers is unlimited, subject to the terms of Sections 5.01 and 8.04. However, we reserve the right to limit the number of free transfers to [12 transfers per Contract Year].

[For each additional transfer in excess of the free transfers, we will charge {[$25] or [2% of each transaction amount]} at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction.]

2006VDP                                                              Data page 5